Pender Newkirk & Company - Certified Public Accountants -
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     Consent of Independent Certified Public Accountants



We hereby consent to the incorporation by reference of our report dated May 11, 2000 which appears on page F-1 of the Annual Report on Form 10-KSB for the fiscal year ended March 31, 2000 of Excal Enterprises, Inc. in Form S-8, Nonqualified Stock Options Issuable Under Various Agreements Bewtween Excal Enterprises, Inc. and R. Park Newton, III and Timothy R. Banres, which was dated June 28, 1999; and Nonqualified Stock Options Issuable Pursuant to Various Agreements Between Excal Enterprises, Inc. and W. Carey Webb, W. Aris Newton, and John L. Caskey, which was dated March 27, 1998.




/s/PENDER NEWKIRK & COMPANY

Pender Newkirk & Company
Certified Public Accountants
Tampa, Florida
June 26, 2000